EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of November 30, 2012, amended and restated effective as of April 22, 2013, is made and entered into by and between Guggenheim Partners Investment Management, LLC (the “Adviser”) and each of the registered investment companies set forth on Schedule A (each such company being referred to herein as a “Company”). This Agreement shall apply to each investment portfolio of a Company as set forth in Schedule A (each a “Fund” and collectively the “Funds”).

WHEREAS, the Adviser has been appointed the investment adviser to the Funds pursuant to an agreement between each Company and the Adviser (such agreement an “Advisory Agreement”); and

WHEREAS, the Company, on its own behalf and on behalf of its investment portfolios listed in Schedule A and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1. With respect to the Funds identified on Schedule A, the Adviser hereby agrees, subject to Section 3 hereof, to reduce the fees payable to it, respectively, under the applicable Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (including Rule 12b-1 fees (if any), but exclusive of brokerage costs, dividends on securities sold short, expenses of other investment companies in which a Fund invests, interest, taxes, litigation, indemnification, and extraordinary expenses (as determined under generally accepted accounting principles)) (“Operating Expenses”), of each Fund to an annual rate (as a percentage of the Fund’s average daily net assets) as set forth on Schedule A (“Fees Expense Limit”).

2. If on any day or month, the estimated annualized Operating Expenses of a Fund as of that day or month are less than the applicable Expense Limit as of that day or month, the Adviser shall be entitled to reimbursement by such Fund as set forth below. The applicable Fund shall reimburse fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to either Section 1 hereof during any of the previous thirty-six (36) months beginning with the effective date of this Agreement (the “Reimbursement Amount”), to the extent that the annualized Operating Expenses of a Fund, plus the amount so reimbursed by the Fund equals, as of that day or month, the Expense Limit as set forth in Schedule A, provided however, that such amount paid by the Fund to the Adviser will in no event exceed the total of the Reimbursement Amount and will not include any amounts previously reimbursed by the Fund . Any amounts reimbursed by the Fund to the Adviser under this Section 2 shall not include any additional charges or fees, such as interest on the Reimbursement Amount. Amounts so reimbursed by the Fund shall be allocated to the oldest Reimbursement Amount during the previous thirty-six (36) month period until fully reimbursed and thereafter (i.e., after the oldest Reimbursement Amount has been fully reimbursed by the Fund), to the next oldest Reimbursement Amount, and so on. Periodic adjustments to the Reimbursement Amount and related reimbursement may be made by the Fund as necessary to ensure that the amount of Operating Expenses of a Fund during any fiscal year never exceeds the applicable Expense Limit for such Fund during that fiscal year. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other Fund.

3. In case a Fund has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

4. The parties agree that this Agreement shall supersede any prior expense limitation agreement between a Company and the Adviser with respect to such Company’s Funds listed on Schedule A.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Security Equity Fund	Guggenheim Partners Investment Management, LLC

By: /s/ Amy J. Lee	By:
Name: Amy J. Lee	Name:
Title: Vice President and Secretary	Title:

SBL Fund	Security Income Fund

By: /s/ Amy J. Lee	By: /s/ Amy J. Lee
Name: Amy J. Lee	Name: Amy J. Lee
Title: Vice President and Secretary	Title: Vice President and Secretary

SCHEDULE A

Dated April 22, 2013

Registered investment companies to which this Agreement applies, and their respective Funds:

Security Income Fund: Floating Rate Strategies Fund, Macro Opportunities Fund, Total Return Bond Fund

Security Equity Fund: Guggenheim Enhanced World Equity Fund

SBL Fund: Series F (Floating Rate Strategies Series), Series M (Macro Opportunities Series)

Fund Name and Share Class	Expense Limit	Effective Date	Expiry Date
Floating Rate Strategies Fund
Class A	1.02%	11/30/2012	2/1/2014
Class C	1.77%	11/30/2012	2/1/2014
Institutional Class	0.78%	11/30/2012	2/1/2014

Macro Opportunities Fund
Class A	1.36%	11/30/2012	2/1/2014
Class C	2.11%	11/30/2012	2/1/2014
Institutional Class	0.95%	11/30/2012	2/1/2014

Total Return Bond Fund
Class A	0.90%	11/30/2012	2/1/2014
Class C	1.65%	11/30/2012	2/1/2014
Institutional Class	0.50%	11/30/2012	2/1/2014

Enhanced World Equity Fund
Class A	1.50%	6/5/2013	7/1/2014
Class C	2.25%	6/5/2013	7/1/2014
Institutional Class	1.25%	6/5/2013	7/1/2014

Series F (Floating Rate Strategies Series)	1.15%	4/22/2013	5/1/2014

Series M (Macro Opportunities Series)	1.45%	4/22/2013	5/1/2014

The Adviser will respect the following principles in implementing the foregoing Expense Limits:

•

In accordance with the terms of Section 3 hereof, the provisions of Rule 18f-3 under the Investment Company Act of 1940 and the Funds’ Multiple Class Plan, the Adviser always will reduce fees payable to it and reimburse other expenses that are advisory fees, custodial fees or other expenses related to the management of the Fund’ assets (i.e., fund-wide expenses) equally among classes of shares based on relative net assets such that each class pays the same fund-wide expenses.

•

The Adviser may, however, reduce fees payable to it and reimburse other expenses that are actually incurred in a different amount by classes of shares, or if the classes receive services of a different kind or to different degrees (i.e., class-specific expenses) in amounts that differ among classes.